FEDERAL AFFORDABLE HOUSING CORPORATION

                      Computation of Income (Loss) Per Common Share

                                                   For the Nine Months Ended
                                                        February 28, 1998
                                                   -------------------------
                                                    1998              1997
                                                   --------         --------

Shares  outstanding:                               493,500            493,500
Weighted average shares outstanding                493,500            493,500
Net income (loss)                                 $    508           $(25,617)

Net income (loss) per common share                $  0.001           $  (0.05)